Exhibit 10.12

DANA HOLDINGS, LLC

4390 U.S. Route 1
Suite 200
Princeton, NJ 08540

November 10, 2010

Primus Therapeutics, Inc.
23 Orchard Road, Suite 105
Skillman, NJ 08558
Attention: Dennis M. O’Donnell, President & Chief Executive Officer

Re: Consulting Agreement

Dear Mr. O’Donnell;

This letter agreement (the “Agreement”), which amends and restates our agreement dated as of July 1, 2010 (the “Original Agreement”), sets forth the terms and conditions upon which Dana Holdings, LLC (“Dana”) will provide management, business and strategic consulting services to Primus Therapeutics, Inc. (the “Company”).

1. Engagement. The Company hereby engages Dana for the term of this Agreement, and Dana hereby agrees to act, as the Company’s exclusive external management and strategic business consultant, to provide the Services specified in Section 2 hereof.

2. Services. Dana shall, as and to the extent requested by the Company, perform the following services (the “Services”):

a.	Assistance in developing a strategic business plan for the launch of the Company’s proprietary over-the-counter brands and brand products;

b.

Assistance in identifying third party licensors and manufacturers to collaborate with the Company in the development and manufacture of the Company’s product line, including advice regarding the commercial terms and conditions of any contractual arrangements entered into with any such third parties;

c.

Advice concerning the marketing, distribution and sale of the Company’s product line, including assisting the Company in development of product labeling and packaging, presentations to retailers, etc.;

Primus Therapeutics, Inc.
November 10, 2010

d.	Assistance with the preparations for an initial public offering (the “IPO”), including liaison with underwriters and company counsel and assistance in drafting the applicable Prospectus;

e.	Strategic planning and business development; and

f.	Such other financial and strategic advisory services as the management of Primus may from time to time request.

Dana shall report to the President and Chief Executive Officer of the Company, or such other person(s) as the Company, through its Chief Executive Officer and/or Board of Directors may from time to time designate.

3. Compensation. In consideration of the performance of the Services by Dana, the Company shall pay Dana the following amounts:

a.

As and from July 1, 2010 through the closing of the IPO (the “IPO Closing”) or the termination of this Agreement, whichever shall first occur, and in lieu of any other compensation for any Services performed by Dana prior to the IPO Closing, the Company shall pay Dana a non-accountable expense allowance of $15,000 per calendar month, which amount shall become due and payable on the first day of such calendar month. In the case of the payment for the month in which the IPO Closing occurs, the pro-rated portion of such the payment that is attributable to the period commencing on the date of the IPO Closing and ending on the final day of such calendar month shall be credited against the first payment due pursuant to clause b., below;

b.

As and from the IPO Closing, the Company shall pay Dana a consulting fee of Eighty Thousand Dollars ($80,000) per calendar month. The first such payment shall be due upon the date of the IPO Closing, shall be pro-rated for the period commencing on the date of the IPO Closing and ending on the final day of the calendar month in which the IPO Closing occurs, and shall be reduced by the amount of any credit arising pursuant to the final sentence of clause a., above. Payments for subsequent calendar months shall become due and payable on the first day of such calendar month;

c.

As and from the IPO Closing, the Company shall promptly reimburse Dana for any actual and documented expenses reasonably incurred by Dana in performing Services pursuant to clause b., above, provided, however, that any expenditure for air travel or hotel accommodation shall require the Company’s advance approval.

Primus Therapeutics, Inc.
November 10, 2010

4. Proprietary Work Product. The Company acknowledges and agrees that any work product produced by Dana pursuant to this Agreement is intended for the sole use of the Company and may not be distributed or disclosed to any third party without Dana’s prior written consent.

5. Confidential Information. Dana acknowledges and agrees that, in performing Services hereunder, it has acquired, or may in the future acquire, confidential information of the Company, including but not limited to business and marketing plans, market surveys, contractual arrangements, financial statements and projections, cost, sales and profitability data, technical records, patent applications, production schedules, customer lists, names and addresses of suppliers and vendors, tax information, mailing lists and personnel and salary information, in whatsoever form transmitted (“Confidential Information”), provided, however that the term “Confidential Information” shall not include any information (i) that Dana can document was lawfully in its possession prior to any disclosure thereof by the Company; (ii) is obtained on a non-confidential basis from a source other than the Company, provided such source has a lawful right to disclose such Confidential Material; or (iii) is or becomes in the public domain. Dana shall use the Confidential Material solely for purposes of performing the Services and, following the termination of this Agreement, and within five (5) Business Days after being requested in writing by Primus, shall promptly either return all Confidential Information or provide a written certification, signed by a Managing Director of Dana, that all such Confidential Information has been destroyed. The foregoing notwithstanding, Dana may disclose Confidential Information if and to the extent (but only to the extent) required by applicable law, court order or other legal process, provided, however, that in the event of a demand for disclosure pursuant to this paragraph, Dana shall, as soon as is reasonably practical and unless prohibited by law, notify the Company of such demand, in order that the Company may seek a protective order or other remedy. In the event that such protective order or other remedy is not obtained, Dana may furnish only that portion of the Confidential Information that it is advised by counsel is legally required.

Dana acknowledges that the Confidential Information has competitive value and that, in the event of any breach of this Section, the Company may be irreparably harmed and may not be made whole by monetary damages, and that the Company, in addition to any other remedy to which it may be entitled in law or in equity, will therefore be entitled to seek an injunction to prevent a breach of this Section and/or to compel specific performance thereof. Dana agrees not to oppose the granting of equitable relief on the grounds that money damages are adequate, and agrees to waive any requirements for the securing or posting of any bond in connection with such remedy.

Dana further acknowledges that the Confidential Information may contain information that constitutes, or may in the future constitute, material non-public information for purposes of United States securities laws. Dana is aware (and shall ensure that any of its officers, directors, employees, agents or representatives who receive the Confidential Information) are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any person who has received material, non-public information from the issuer of such securities, and on the communication of such information to any person in circumstances such that it is reasonably foreseeable that such other person is likely to purchase or sell securities in reliance upon such information.

Primus Therapeutics, Inc.
November 10, 2010

6. Company Cooperation; Reliance on Company’s Information. The Company acknowledges that the ability of Dana to perform its Services under this Agreement requires the reasonable cooperation and assistance of the Company and its personnel. Accordingly, the Company shall furnish to Dana (subject to Section 5 hereof) all such information, documents and other materials as Dana may reasonably request, to the extent in the Company’s possession. The Company further acknowledges that Dana, in performing Services under this Agreement, will be relying on the truth, completeness and accuracy of the written documentation delivered and the verbal communications made by the Company and its representatives to Dana and its representatives in connection with all matters relating to the performance of Services by Dana hereunder.

7. Expiration; Termination. This Agreement shall be deemed effective as of July 1, 2010 and shall continue in effect until the anniversary date of the IPO Closing. The Agreement shall thereafter renew automatically for additional one-year periods unless cancelled by either party by written notice given not more than three (3) and not less than two (2) months prior to expiration of the then-current term, provided that in the event the Company cancels the Agreement (other than pursuant to the following sentence) the Company shall on the date such cancellation becomes effective pay Dana a termination fee of Six Hundred Thousand Dollars ($600,000). The foregoing withstanding, either party may terminate this Agreement upon thirty (30) days written notice to the other (a) in the event of any material breach of this Agreement by such other party, if such breach has not been remedied within such thirty (30) day notice period, or (b) if the IPO Closing has not occurred by July 30, 2011.

8. Indemnification. Notwithstanding any provision in this Agreement to the contrary, the Company agrees that neither Dana nor its affiliates, nor their respective officers, directors, employees, agents or representatives, shall have any liability (whether direct or indirect, in contract, tort or otherwise) to the Company for or in connection with this Agreement and the Services performed by Dana hereunder, except as to losses, claims, damages or liabilities “Liabilities”) incurred by the Company that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. The Company shall indemnify and hold harmless Dana from and against any Liabilities incurred by Dana in accordance with the indemnification provisions set forth on Exhibit A hereto.

9. Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and any dispute arising under or out of this Agreement shall be subject to the exclusive jurisdiction of the state or Federal courts sitting in New York County. Each party hereby expressly and irrevocably (i) consents to the jurisdiction of the state and Federal courts sitting in New York County and (ii) waives any objection that it may now or hereafter have to venue in New York County, whether based on forum non conveniens or otherwise, and (iii) agrees that service of process in any such suit, action or proceeding arising hereunder shall be deemed valid and effective if made by certified mail to the address specified in Section 12 hereof.

Primus Therapeutics, Inc.
November 10, 2010

10. Waiver of Jury Trial. Each of the parties to this Agreement hereby waives its right to a jury trial with respect to any claim, action, suit or proceeding made or brought by one of the parties against the others in connection with or arising under this Agreement.

11. Notice. All notice given hereunder shall be in writing, shall be delivered by overnight courier, certified mail or by e-mail in .pdf format and shall be addressed as follows:

If to The Company:	Primus Therapeutics, Inc.
23 Orchard Road, Suite 105
Skillman, NJ 08558
Attention: Dennis M. O’Donnell, President &
Chief Executive Officer
Telephone: 908-601-1338
E-mail: dodonnell@primus.us.co

If to Dana:	Dana Holdings, LLC
4390 U.S. Route 1, Suite 200
Princeton, NJ 08543
Attention: Joseph A. Falsetti, Managing Director
Telephone: 215-262-4037
E-mail: jfalsetti@danaholdings.com

12. Successors and Assigns. This Agreement shall inure to the benefit of, and be binding upon, each of Dana and The Company and their respective successors-in-interest and permitted and assigns. Neither party may assign its rights or delegate its obligations under this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

13. Amendments. This Agreement may be amended or terminated, or any provision hereof waived, only be an agreement in writing signed by both parties or, in the case of waiver, by the party charged. Any waiver shall be construed strictly in accordance with its terms and shall not be construed as a continuing waiver or a waiver or any provision other than that expressly specified.

14. No Waiver; Cumulative Remedies. No failure or delay on the part of either party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

15. Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Primus Therapeutics, Inc.
November 10, 2010

16. Independent Contractor Relationship. Nothing in this Agreement shall be deemed to constitute either party as the partner or agent of the other, or otherwise confer upon either party the right to bind the other party contractually.

17. Survival. The provisions of Sections 4, 5, 8, 9, 10, 11, 16 and 17 shall survive the termination or expiration of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

19. Original Agreement. This Agreement amends and re-states the Original Agreement and any Services performed, or amounts paid, pursuant to the Original Agreement shall be treated as having being performed and paid, as the case may be, pursuant to this Agreement.

[Remainder of Page Intentionally Blank]

Primus Therapeutics, Inc.
November 10, 2010

Kindly confirm your agreement to the foregoing by signing a copy of this letter and return the same to us at your earliest convenience. We look forward to a long and mutually productive relationship.

Sincerely,
DANA HOLDINGS, LLC

By: /s/ Joseph A. Falsetti
Joseph A. Falsetti, Managing Director

Agreed to and accepted this 10th day of November, 2010
PRIMUS THERAPEUTICS, INC.

By:	/s/ Dennis M. O’Donnell
Dennis M. O’Donnell
President & Chief Executive Officer

Exhibit A

Indemnification Provisions

In consideration of the agreement of Dana Holdings, LLC (“Dana”) to perform Services under the attached Agreement, Primus Therapeutics, Inc. (the “Company”) shall indemnify and hold harmless Dana, its affiliates, and their respective officers, directors, employees, agents and representatives (each such other, an “Indemnified Person”) from and against any losses, claim, damages or liability (a “Liability”) related to, arising out of or in connection with the performance of Services by Dana pursuant to this Agreement, and shall reimburse each Indemnified Person for all expenses (including reasonable fees and expenses of counsel) incurred in connection with investigating, preparing, pursuing or defending any such Liability, whether or not pending or threatened and whether or not any Indemnified Person is a party. The Company will not however, be responsible for any Liability (or expenses relating thereto) that is finally judicially determined to have resulted from the willful misconduct, acts of bad faith or gross negligence of any Indemnified Person or that result from a material breach of contract of any Indemnified Person.

The Company will not, without Dana’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit or proceeding to which any Indemnified Person is a party and in respect of which indemnification may be sought hereunder, unless such settlement, compromise, consent or termination includes a release of each Indemnified Person party thereto from any Liability arising out of such action, claim, suit or proceeding. No Indemnified Person seeking indemnification, reimbursement or contribution under this agreement will, without the Company’s prior written consent, settle, compromise, consent to the entry of any judgment in or otherwise seek to terminate any action, claim, suit, investigation or proceeding referred to in the preceding paragraph.

If the indemnification provided for in the first paragraph of this agreement is judicially determined to be unavailable (other than in accordance with the second sentence of the first paragraph hereof) to an Indemnified Person in respect of any Liability referred to herein, then, in lieu of indemnifying such Indemnified Person hereunder, the Company shall contribute to the amount paid or payable by such Indemnified Person as a result of such Liability (and reasonable expense relating thereto) (i) in such proportion as is appropriate to reflect the relative benefits to the applicable Indemnified Person, on the one hand, and the Company, on the other hand, of the Agreement, or (ii) if the allocation provided by clause (i) above is not available, in such proportion as is appropriate to reflect not only the relative benefits referred to in such clause (i) but also the relative fault of each of the applicable Indemnified Person and the Company, as well as any other relevant equitable considerations; provided, however, that in no event shall any Indemnified Person’s aggregate contribution to the amount paid or payable exceed the aggregate amount of fees actually received by Dana in connection with the provision of Services under the Agreement. For the purposes of the foregoing, the relative benefits to the Company and the applicable Indemnified Person of the Engagement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid or received or contemplated to be received by the Company or its shareholders, as the case may be, in the Transaction or Transactions contemplated by the Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to Dana in connection with the transactions contemplated by the Agreement.

Upon becoming aware of any claim that may give rise to indemnification not involving a Third Party Claim (as defined below), the Indemnified Person shall, as promptly as practicable following the date the Indemnified Person has obtained such knowledge, give written notice of such claim for which indemnification is sought (each, a “Claim”) to the Company, but no failure to give such notice shall relieve the Company of any liability hereunder (except to the extent the Company has suffered actual, irreversible and material economic prejudice thereby). The Indemnified Person, at its cost, shall furnish to the Company in good faith and in reasonable detail such information as the Indemnified Person may have with respect to such Claim.

Promptly after receipt by an Indemnified Person of notice of the commencement of any action, suit or proceeding involving a Claim by a third party (each, a “Third Party Claim”) against it, such Indemnified Person shall give written notice to the Company of the commencement of such Third Party Claim, and shall give the Company such information with respect thereto as the Company may reasonably request, but no failure to give such notice shall relieve the Company of any liability hereunder (except to the extent the Company has suffered actual, irreversible and material economic prejudice thereby). The Company shall have the right, but not the obligation, to assume the defense and control the settlement of such Third Party Claim, at the Company’s cost and expense (and not as a reduction in the amount of indemnification available hereunder), using counsel selected by the Company and reasonably acceptable to the Indemnified Person. If the Company satisfies the requirements of this agreement and desires to exercise its right to assume the defense and control the settlement of such Third Party Claim, the Company shall give written notice (the “Notice”) to the Indemnified Person within fourteen (14) calendar days of receipt of notice from the Indemnified Person of the commencement or assertion of such Third Party Claim, stating that the Company shall be responsible therefor. Notwithstanding the foregoing, the Indemnified Person shall have the right: (i) to assume the defense and control the settlement of a Third Party Claim and (ii) to employ separate counsel at the Company‘s reasonable expense (provided that the Company shall not be required to reimburse the expenses and costs of more than one law firm) and control its own defense of a Third Party Claim if (x) the named parties to any such action (including any impleaded parties) include both the Indemnified Person and the Company , and the Indemnified Person shall have been advised by counsel that there are one or more legal or equitable defenses available to the Indemnified Person that are different from those available to the Company, (y) such Third Party Claim involves equitable or other non-monetary damages or in the reasonable judgment of the Indemnified Person, such settlement would have a continuing material adverse effect on the Indemnified Person’s business (including any material impairment of its relationships with customers and suppliers) or (z) in the reasonable judgment of the Indemnified Person, the Company may not be able to satisfy fully such Third Party Claim. In addition, if the Company fails to give the Indemnified Person the Notice in accordance with the terms hereof, the Indemnified Person shall have the right to assume control of the defense of and settle the Third Party Claim and all costs incurred in connection therewith shall constitute damages of the Indemnified Person. For the avoidance of doubt, the Company acknowledges that the Company will advance any retainer fees required by legal counsel to an Indemnified Person simultaneously with the engagement by such Indemnified Person of such counsel, it being understood and agreed that the amount of such retainer shall not exceed $20,000 and that such retainer shall be credited to fees incurred with the balance (if any) refundable to the Company.

If at any time after the Company assumes the defense of a Third Party Claim, any of the conditions set forth in the paragraph above are no longer satisfied, the Indemnified Person shall have the same rights as set forth above as if the Company never assumed the defense of such claim.

Notwithstanding the foregoing, the Company or the Indemnified Person, as the case may be, shall have the right to participate, at its own expense, in the defense of any Third Party Claim that the other party is defending.

If the Company assumes the defense of any Third Party Claim in accordance with the terms hereof, the Company shall have the right, upon 30 calendar days’ prior written notice to the Indemnified Person, to consent to the entry of judgment with respect to, or otherwise settle such Third Party Claim; provided, however, that with respect to such consent to the entry of judgment or settlement, the Indemnified Person will not have any liability and will be fully indemnified with respect to all Third Party Claims. Notwithstanding the foregoing, the Company shall not have the right to consent to the entry of judgment with respect to, or otherwise settle a Third Party Claim if: (i) the consent to judgment or settlement of such Third Party Claim involves equitable or other non-monetary damages against the Indemnified Person, or (ii) in the reasonable judgment of the Indemnified Person, such settlement would have a continuing effect on the Indemnified Person’s business (including any material impairment of its relationships with customers and suppliers), without the prior written consent of the Indemnified Person. In addition, the Indemnified Person shall have the sole and exclusive right to settle any Third Party Claim on such terms and conditions as it deems reasonably appropriate, (x) if the Company fails to assume the defense in accordance with the terms hereof, or (y) to the extent such Third Party Claim involves only equitable or other non-monetary relief, and shall have the right to settle any Third Party Claim involving monetary damages with the Company’s consent, which consent shall not be unreasonably withheld.

The provisions of this Exhibit A shall apply to Agreement and any modification thereof and shall remain in full force and effect regardless of any termination or the completion of Dana’s Services under the Agreement.